 News Release
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Steve E. Kunszabo
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Exhibit 99.1

Idearc Chairman John J. Mueller and Hawaiian Telcom CFO Paul H. Sunu to Join Centennial
Communications’ Board of Directors

Wall, N.J. – Centennial Communications Corp. (NASDAQ: CYCL) (“Centennial”) today announced that it has expanded its board of directors from nine members to ten members and appointed John J. “Jack” Mueller and Paul H. Sunu as new directors. The Company further stated that Robert D. Reid, a managing director of the Blackstone Group, has resigned from Centennial’s board of directors.
Mr. Mueller is currently the chairman of Idearc Inc., a directory publishing and information services business recently spun out of Verizon Communications Inc. Prior to joining Idearc in 2006, he was the president and chief executive officer of Valor Communications Group, Inc. Mr. Mueller has nearly three decades of experience in the telecommunications industry, also serving in various executive, operating and sales roles at Cincinnati Bell Inc.
Mr. Sunu is currently the chief financial officer of Hawaiian Telcom, the 10th largest telephone company in the United States. Prior to joining Hawaiian Telcom in 2007, Mr. Sunu was a co-founder, a member of the board of directors and chief financial officer for Madison River Communications Corp.
“On behalf of our management team, I would like to thank Robert for his many contributions to Centennial,” said Michael J. Small, Centennial’s chief executive officer. “I’m delighted to expand our board and welcome Jack and Paul to the Centennial family. Their decades of experience and insight will be very valuable in guiding Centennial as we grow our business in the rapidly changing and evolving telecommunications industry.”
ABOUT CENTENNIAL
Centennial Communications (NASDAQ:CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with over 1.1 million wireless subscribers and 419,500 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial’s Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe is a significant shareholder of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/ and http://www.centennialpr.com/.
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